Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

VIRTUAL RADIOLOGIC CONSULTANTS, INC.

To form a corporation pursuant to the General Corporation Law of the State of Delaware (the “General Corporation Law”), the undersigned hereby certifies as follows:

ARTICLE I

The name of this corporation is Virtual Radiologic Consultants, Inc.

ARTICLE II

The address of the Company’s registered office in the State of Delaware is the National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19904. The name of the corporation’s registered agent at such address is the National Registered Agents, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A. Authorized and Issuable Shares. The Company may issue two (2) classes of shares to be designated, respectively, Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that the Company has authorized and may issue is 25,130,000, $0.001 par value per share. The total number of shares of Common Stock the Company has authorized and may issue is 21,500,000. The total number of shares of Preferred Stock the Company has authorized and may issue is 3,630,000.

B. Designation, Number of Shares. A series of Preferred Stock is hereby designated “Series A Cumulative Redeemable Convertible Preferred Stock” (“Series A Preferred Stock”). Such series shall consist of 3,630,000 shares,

C. Rights of Series A Preferred Stock. The powers, preferences, rights, restrictions, and other matters relating to the Series A Preferred Stock are as follows:

1. Dividends.

(a) The holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cumulative (on a daily basis) dividends at the rate of eight percent (8%) per annum of the price per share originally paid upon the initial issuance of the Series A Preferred Stock (“Original Series A Issue Price”) (as adjusted for any stock split, stock dividend, recapitalization, reorganization, merger or consolidation with respect to such shares (collectively, “Recapitalizations)), when, as and if declared by the Board of Directors (the

“Series A Preferential Dividend”). The Series A Preferential Dividend may be paid in cash or additional shares of Series A Preferred Stock of the Company. If the Series A Preferential Dividend is payable in additional shares of Series A Preferred Stock, the value of such shares shall be deemed to be the fair market value of such shares as determined in good faith by the Board of Directors. The Series A Preferential Dividend shall be paid to the holders of record of Series A Preferred Stock as their names appear on the share register of the Company on the record date designated by the Board of Directors. Except as provided in Section 3(d)(vii) with respect to declared but unpaid dividends, no Series A Preferential Dividend will be paid with respect to any share of Series A Preferred Stock that has been converted into a share of Common Stock hereunder, notwithstanding the fact that such Series A Preferential Dividend may have accrued pursuant to this provision prior to the date of such conversion.

(b) If the Board of Directors declares a dividend on the Series A Preferred Stock in an amount that is less than the Series A Preferential Dividend, then the entire amount so declared available for payment shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full amount to which they would have been paid had such dividend been declared in an amount equal to the Series A Preferential Dividend.

(c) No dividends shall be paid on the shares of any class or series of capital stock of the Company ranking junior to the Series A Preferred Stock, as to the right to receive the payment of dividends, if any, unless and until there shall first be declared and paid on each share of the Series A Preferred Stock the Series A Preferential Dividend (which includes the amount up to the annual cumulative dividend which would have accrued through the record date of such distribution (which shall be a date within at least 30 days of the date of payment of such distribution), if such annual dividend on the Series A Preferred Stock had accrued cumulatively on a daily basis at the dividend rate), less any dividends actually declared and paid prior to said date. After payment of the Series A Preferential Dividend to holders of Series A Preferred Stock, no dividends shall be declared or paid on any share of Common Stock or Series A Preferred Stock unless a dividend is declared or paid with respect to all outstanding shares of Series A Preferred Stock in an amount equal to the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series A Preferred Stock could then be converted.

(d) If the Company declares a distribution (other than any distribution described in Section C.2. or in redemption of Preferred Stock) payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series A Preferred Stock were the holders of the number of shares of Common Stock of the Company into which their respective shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

2. Liquidation Preference.

(a) If the Company voluntarily or involuntarily liquidates, dissolves or otherwise winds up its affairs, the holders of the Series A Preferred Stock then outstanding shall be entitled to be paid, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of any other series of Preferred Stock ranking junior to the Series A Preferred Stock, if any, or Common Stock, an amount equal to the Preferential Amount (as defined below) with respect to such shares, out of assets of the Company legally available for distribution to its stockholders, whether such assets are capital, surplus or earnings. Such payment shall be made in cash or in property taken at its fair value as determined in good faith by the Board of Directors, or both, at the election of the Board of Directors. The date of such payment shall be called the “Liquidation Payment Date”. If, upon such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets and funds thus distributed among the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full Preferential Amount to which they are entitled, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amounts each would have been entitled to receive if the Company’s assets were sufficient to permit distribution of the full Preferential Amount. For purposes hereof, “Preferential Amount” means, for each share of Series A Preferred Stock, (A) the Original Series A Issue Price (as appropriately adjusted for any Recapitalizations) (such amount being the “Base Liquidation Preference” of the Series A Preferred Stock), plus (B) declared but unpaid dividends on such share of Series A Preferred Stock, plus (C) an amount equal to eight percent (8%) of the Base Liquidation Preference accrued per annum from the original date of issuance of such share of Series A Preferred Stock (the “Issuance Date”), compounded annually and prorated for any partial year less any dividends actually paid on such share of Series A Preferred Stock pursuant to Section 1(a) above.

(b) If the payment in Section 2(a) is made in full to the holders of Series A Preferred Stock, then the Company’s entire remaining assets and funds shall be distributed among the holders of Common Stock and Series A Preferred Stock, in proportion to the shares of Common Stock then held by them, and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock then held by them.

(c) For purposes of this Section 2, unless the holders of a majority of the then outstanding shares of Series A Preferred Stock (voting together as a single class and on an as-converted basis) otherwise decide, a liquidation, dissolution or winding up of the Company shall be deemed to include: (i) the acquisition of the Company by means of any transaction or series of related transactions (including but not limited to, any reorganization, merger or consolidation, but excluding any reincorporation transaction or transaction effected exclusively for the purpose of changing the domicile of the Company), (ii) a sale of all or substantially all of the assets of the Company; unless, in the case of either (i) or (ii), the Company’s stockholders of record immediately prior to such an acquisition or sale will, immediately thereafter (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold, directly or indirectly, at least 50% of the voting power of the surviving or acquiring entity, or (iii) the public offering of shares of the Company pursuant to a registration statement other than

(A) as the result of a demand registration initiated by holders of at least 50% of the Series A Preferred Stock (or the Common Stock issued or issuable upon conversion thereof) pursuant to the Investor Rights Agreement to be entered into among the Company and the purchasers of Series A Preferred Stock on the date of the first issuance of the Series A Preferred Stock, as the same may be in effect from time to time, or (B) a Qualified Public Offering (as defined below) (each, a “Deemed Liquidation”). In any such Deemed Liquidation, holders of the Series A Preferred Stock may elect by majority vote to receive their liquidation preference in the same consideration as holders of Common Stock.

(d) In any of the events described in Section 2(c), if the consideration received is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30 day period ending three days prior to the closing of the Deemed Liquidation;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30 day period ending three days prior to the closing of the Deemed Liquidation; and

(C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (d)(i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of such Series A Preferred Stock.

(e) The Company shall give each holder of record of Series A Preferred Stock written notice of an impending transaction described in Section 2(c) not later than 20 days prior to the stockholders’ meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 20 days after the Company has given the first notice provided for herein or sooner than 10 days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series A Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series A Preferred Stock.

3. Conversion Rights. The Series A Preferred Stock shall be convertible into Common Stock as follows:

(a) Optional Conversion. Subject to and upon compliance with the provisions of this Section 3, the holder of any shares of Series A Preferred Stock shall have the right, at its option, at any time or from time to time, to convert its shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock at the “Conversion Price” applicable to the Series A Preferred Stock held by such holder (as defined in Section 3(c)) upon the terms set forth herein.

(b) Automatic Conversion. Each outstanding share of Series A Preferred Stock shall automatically be converted, without any further act of the Company or its stockholders, into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect in the event of:

(i) immediately prior to the closing of an underwritten public offering of shares of the Company, pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, at an offering price (prior to underwriting commissions and expenses) of not less than $13.125 per share (as adjusted for any Recapitalizations) and the aggregate proceeds to the Company of which exceed $40,000,000 (a “Qualified Public Offering”); or

(ii) the election by holders of at least 51% of the outstanding shares of Series A Preferred Stock.

(c) Conversion Price.

(i) Each share of Series A Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing (i) the Original Series A Issue Price for each share of Series A Preferred Stock by (ii) the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of Common Stock shall initially be issuable upon conversion of the shares of Series A Preferred Stock shall be the Original Series A Issue Price. The Conversion Price shall be subject to adjustment as set forth in Section 3(f) below.

(d) Mechanics of Conversion.

(i) The holder of any shares of Series A Preferred Stock must exercise the conversion right specified in Section 3(a) by surrendering to the Company at its principal office or to any transfer agent of the Company the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted and the name or names in which it desires the certificate or certificates of shares of Common Stock to be issued. If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act of 1933, as amended, or a Deemed Liquidation, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the consummation with the underwriters of the sale of securities pursuant to such offering or the consummation of the transaction giving rise to such Deemed Liquidation, in which event the person(s) entitled to receive the Common Stock upon conversion of such Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the consummation of such sale of securities or transaction.

(ii) Upon the occurrence of an event specified in Section 3(b), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Series A Preferred Stock are either delivered to the Company at its principal office or to any transfer agent of the Company.

(iii) Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made (subject to Section 3(d)(i) above), in the case of a conversion pursuant to Section 3(a), or on the date of the occurrence of an event specified in Section 3(b), as the case may be. Such date is referred to herein as the “Conversion Date.”

(iv) Subject to the provisions of Section 3(f)(viii), as promptly as practicable after the Conversion Date (and after surrender of the certificate or certificates representing shares of Series A Preferred Stock to the Company or any transfer agent of the Company in the case of conversions pursuant to Section 3(b), the Company shall issue and deliver upon the written order of such holder (A) a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and (B) a check or cash with respect to any fractional interest in a share of Common Stock as provided in Section 3(e).

(v) Subject to the provisions of Section 3(f)(viii), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date.

(vi) Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion (in the case of conversion pursuant to Section 3(a), the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

(vii) Notwithstanding the foregoing, any dividends declared but not paid on any share of Series A Preferred Stock at the time of conversion shall be paid to the holders entitled thereto simultaneously with the payment of such dividends to the other holders entitled thereto.

(e) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Preferred Stock. If more than one (1) share of Series A Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price (as defined in Section 3(g)).

(f) Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

(i) Conversion Price Adjustment upon a Deemed Liquidation. If upon a Deemed Liquidation, the amount of proceeds (less any deductions made for transaction expenses arising in connection with the Deemed Liquidation):

(A) that would be available for payment or distribution to the holders of Series A Preferred Stock is less than $9.375 per share, then the Conversion Price of the Series A Preferred Stock in effect immediately prior to such payment or distribution shall be reduced such that the amount available for payment or distribution to the holders of Series A Preferred Stock is equal to $9.375; provided, however, that in no event shall the Conversion Price be reduced pursuant to this Section 3(f)(i)(A) to less than $2.40, or

(B) that would be available for payment or distribution to the holders of Series A Preferred Stock (if the Conversion Price of the Series A Preferred Stock in effect immediately prior to such payment or distribution was $4.33) is greater than $18.75 per share, then the Conversion Price of the Series A Preferred Stock in effect immediately prior to such payment or distribution shall be increased to $4.33.

(ii) Common Stock Issued at Less Than the Conversion Price. If the Company issues any Common Stock, including securities described in Section 3(f)(ii)(C), other than “Excluded Stock” (as defined in Section 3(f)(iii)) after May 2, 2005 and without consideration or for consideration per share less than the Conversion Price of the Series A Preferred Stock in effect immediately prior to such issuance (a “Dilutive Issuance”), then the Conversion Price of the Series A Preferred Stock in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced to the price determined by dividing (1) an amount equal to the sum of (A) the number of shares of Common Stock outstanding (or deemed outstanding) immediately prior to such issuance multiplied by the Conversion Price for the Series A Preferred Stock in effect immediately prior to such issuance and (B) the consideration, if any, received by the Company upon such issuance, by (2) the total number of shares of Common Stock outstanding (or deemed outstanding) immediately after such issuance.

For the purposes of any adjustment of the Conversion Price of the Series A Preferred Stock pursuant to Section 3(f)(ii), the following provisions shall be applicable:

(A) Cash. In the case of the issuance of Common Stock for cash, the amount of the consideration removed by the Company shall be deemed to be the amount of the cash proceeds received by the Company for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(B) Consideration Other Than Cash. In the case of the issuance of Common Stock (otherwise than upon the conversion of shares of capital stock or other securities of the Company) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors, irrespective of any accounting treatment; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate Current Market Price (as hereinafter defined in Section 3(g)) of the shares of Common Stock being issued as of the date the Board of Directors authorizes the issuance of such shares.

(C) Options and Convertible Securities. In the case of the issuance of, or if the Company shall fix a record date for the determination of holders of any class of securities then entitled to receive (other than as described in Section 3(f)(iv)), (i) options, warrants or other rights to subscribe for, purchase or otherwise acquire Common Stock (whether or not at the time exercisable) or, (ii) evidence of indebtedness, shares or other securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) (the “Convertible Securities”), or options, warrants or rights to subscribe for, purchase or otherwise acquire such evidence of indebtedness, shares or other securities (whether or not at the time exercisable):

(1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to subscribe for, purchase or otherwise acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued or on the record date, if it shall have been fixed, and for a consideration equal to the consideration (determined in the manner provided in the Sections 3(f)(ii)(A) and 3(f)(ii)(B)), if any, received by the Company upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;

(2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to subscribe for, purchase or otherwise acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or on the record date, if it shall have been fixed, or such options, warrants or other rights were issued or on the record date, if it shall have been fixed, and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in Sections 3(f)(ii)(A) and 3(f)(ii)(B)), if any, to be received by the Company upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

(3) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

(4) on the expiration or cancellation of any such options, warrants or rights, or the termination of the right to grant or exchange such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

(5) if the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof; provided, however, that no increase in the Conversion Price shall be made pursuant to Sections 3(f)(ii)(C)(1) or 3(f)(ii)(C)(2)).

(iii) Excluded Stock. “Excluded Stock” shall mean (A) up to 483,341 shares of Common Stock issued to radiologists under the Company’s 2005 Stock Purchase Plan (the “2005 Stock Purchase Plan”) at a price equal to $3.00 per share, (B) up to 910,230 shares of Common Stock issuable to employees, consultants, officers and directors of the Company or others pursuant to any stock option plan, stock purchase plan (other than the 2005 Stock Purchase Plan) or stock bonus plan, agreement, arrangement or board resolution which is in effect from time to time and pursuant to which the Company may issue shares of Common Stock, together with any such shares that are repurchased by the Company and reissued to any such employee, consultant, officer or director, (C) Common Stock issued pursuant to the conversion of the Series A Preferred Stock in accordance with the terms hereof, (D) Common Stock issued as a dividend or distribution on shares of Series A Preferred Stock in accordance with the terms hereof, (E) up to 523,176 shares of Common Stock issued upon the conversion of the Company’s 10% convertible subordinated notes (the “Bridge Notes”) at a price equal to $2.00 per share, and (F) 72,533 shares of Common Stock issuable upon the exercise of a warrant issued to William Blair & Company, L.L.C. All shares of Excluded Stock which the Company has reserved for issuance shall be deemed to be outstanding for all purposes of computations under Section 3(f)(ii).

(iv) Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Company shall (A) declare or pay a dividend or make a distribution on its Common Stock in shares of its Common Stock or in any right to acquire Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (C) combine, consolidate or reclassify the outstanding Common Stock into a smaller number of shares, then the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which the holder would have owned or been entitled to receive had such Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur. If the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(v) Other Distributions. If the Company fixes a record date for the making of a distribution to all holders of shares of its Common Stock (A) of shares of any class other than its Common Stock, (B) of evidence of indebtedness of the Company or any subsidiary, (C) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in Section 3(f)(iv)), or (D) of rights or warrants (excluding those referred to in Section 3(f)(ii)), in each such case the Conversion Price in effect immediately prior thereto shall be reduced immediately thereafter to the price determined by dividing (1) an amount equal to the difference resulting from (X) the number of shares of Common Stock outstanding (or deemed outstanding within the meaning of Section 3(f)(ii)) on such record date multiplied by the applicable Conversion Price per share of Series A Preferred Stock on such record date, less (Y) the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (2) the number of shares of Common Stock outstanding (or deemed outstanding within the meaning of Section 3(f)(ii)) on such record date. Such adjustment shall be made successively whenever such a record date is fixed. If such a distribution is not so made, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Conversion Price which would then be in effect if such record date had not been fixed.

(vi) Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation with or merger of the Company with or into another corporation, entity or person, or in case of any sale, lease or conveyance to another corporation, entity or person, of the assets of the Company as an entirety or substantially as an entirety, each share of Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock is issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

(vii) Rounding of Calculations. All calculations under this Section 3(f) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(viii) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 3(f) require that an adjustment become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (A) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subsection (e) of this Section 3; provided, however, that, upon request, the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(g) Current Market Price. If the Common Stock is publicly traded, the Current Market Price at any date shall mean the average of the daily closing prices per share of Common Stock for 15 consecutive trading days ending no more than 5 trading days before such date (as adjusted for any Recapitalization that took effect during such 15 trading day period). The closing price for each day shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by Nasdaq, if the Common Stock is traded over-the-counter and quoted in the National Market System, or if the Common Stock is so traded, but not so quoted, the average of the closing reported bid and asked prices of the Common Stock as reported by Nasdaq or any comparable system or, if the Common Stock is not listed on Nasdaq or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair market value as determined by the Board of Directors, irrespective of any accounting treatment.

(h) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in Section 3(f), the Company shall forthwith file, at the office of any transfer agent for the Series A Preferred Stock and at the principal office of the Company, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series A Preferred Stock at its address appearing on the Company’s records. Each such statement shall be signed by the Company’s independent public accountants, if applicable. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 3(i).

(i) Notice to Holders. If the Company proposes to take any action of the type described in Sections 3(f)(i) or 3(f)(ii) (but only if the action of the type described in Section 3(f)(i) or 3(f)(ii) would result in an adjustment in the Conversion Price of such series of Series A Preferred Stock), 3(f)(iv), 3(f)(v) or 3(f)(vi), the Company shall give notice to each holder of shares of Series A Preferred Stock in the manner set forth in Section 3(h), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(j) Treasury Stock. For the purposes of this Section 3, the sale or other disposition of any Common Stock theretofore held in the Company’s treasury shall be deemed to be an issuance thereof.

(k) Costs. The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock, provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery or any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

(l) Reservation of Shares. The Company shall reserve at all times, as long as any shares of Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purposes of effecting the conversion of the shares of Series A Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Preferred Stock.

(m) Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Series A Preferred Stock are then convertible is listed on any national securities exchange, the Company will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

(n) Valid Issuance. Upon issuance by the Company, all shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock shall be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Company shall take no action which will cause a contrary result (including but not limited to, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

(o) No Impairment. The Company will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Amended and Restated Certificate of Incorporation and in the taking of all such action as may be necessary or appropriate to protect the rights of the holders of the Series A Preferred Stock against impairment.

4. Redemption.

(a) Redemption at the Option of the Company. The Company shall not have the right to call or redeem any shares of the Series A Preferred Stock and the Company shall not purchase or otherwise acquire for value any outstanding shares of Series A Preferred Stock except as provided in Section 4(b) hereof or pursuant to the Investor Rights Agreement of the Company dated the date of the original issuance of the Series A Preferred Stock (the “Investor Rights Agreement”).

(b) Redemption at the Option of the Holders. From and after March 31, 2010 through and until the consummation of a Qualified Public Offering, each holder of the shares of Series A Preferred Stock, upon the written approval of the holders of at least 51% of the shares of Series A Preferred Stock then outstanding may, at its option, require the Company to redeem all or a part of the Series A Preferred Stock held by it by delivery of a written notice requesting such redemption (the “Redemption Notice”) under the provisions hereof. Within fifteen (15) days after the receipt of a Redemption Notice (the “Redemption Date of Receipt”), the Company shall deliver written notice to all other holders of the Series A Preferred Stock informing each such holder of (1) the receipt of such Redemption Notice, (ii) the Redemption Date of Receipt, (iii) the number of shares of Series A Preferred Stock requested to be redeemed in the Redemption Notice and (iv) the total number of shares of Series A Preferred Stock outstanding as the Redemption Date of Receipt. Any such holder desiring to have any of its shares of Series A Preferred Stock redeemed by the Company at such time shall have until thirty (30) days after the Redemption Date of Receipt (the “Redemption Exercise Period”) in which to notify the Company of the number of shares which such holder desires the Company to redeem. The Company shall redeem the number of shares of Series A Preferred Stock so requested to be redeemed at the purchase price equal to the greater of (i) the Preferential Amount as calculated on the Redemption Date or (ii) a price per share equal to such share’s “Fair Market Value” (the “Redemption Price”). “Fair Market Value” shall mean an amount equal to the value of the Series A Preferred Stock as determined by agreement between the Company and the holders of a majority of the outstanding shares of Series A Preferred Stock. If they are unable to agree, Fair Market Value shall be an amount equal to the value of the Series A Preferred Stock as determined by either (X) a written appraisal, accepted by the Company, obtained by the holders of the Series A Preferred Stock (the “Holder’s Appraisal”), (Y) the mean between the Holder’s Appraisal and a written appraisal obtained by the Company (the “Company’s Appraisal”) if the Company does not accept the Holder’s Appraisal and provided that the value set forth in the Company Appraisal does not differ from the value set forth in the Holder’s Appraisal by more than 10% of the value set forth in the Holder’s Appraisal, or (Z) if the provisions of clauses (X) or (Y) above can not be applied, a written appraisal of a firm, independent of the Company and the holders of the Preferred Stock, which is experienced in making such appraisals and enjoys a national reputation for excellence in the appraisal field and which is selected by the two appraisers referred to in clause (Y) above. In making the appraisals contemplated hereby, the appraisers shall determine value based on a hypothetical unforced sale of 100% of the equity of the Company to a willing buyer in an orderly sale process and there shall be no deduction for the fact that the shares of Series A Preferred Stock represent a minority of the voting power of the Company or that such shares are not freely tradeable. The cost of the appraisals referred to herein shall be borne by the Company; provided that, if the Fair Market Value is determined by the procedure described under (Z) above, the Company and the holders of the Series A Preferred Stock shall each bear one half the cost of the third party appraisal. The Company shall pay for shares redeemed hereunder by delivery of cash in the amount of the Redemption Price not later than sixty (60) days following expiration of the Redemption Exercise Period (the date such payment is made is referred to herein as the “Redemption Date”).

(c) Partial Redemption. In the event of the redemption of only a portion of any redemption obligation pursuant to this Section 4 because insufficient funds are available therefor, the entire amount legally available for the payment of such obligation shall be used to redeem shares of Series A Preferred Stock requested to be redeemed pro rata from the requesting holders in proportion to the aggregate Redemption Price of the shares of Series A Preferred Stock held by each such holder. The balance of such redemption obligation shall be discharged as soon as the Company has funds legally available to permit such redemption, at which time the Board of Directors must promptly fix a date for such redemption and so notify the holders of the Series A Preferred Stock in writing. Any shares of Series A Preferred Stock not redeemed shall remain outstanding and shall be entitled to all the rights and preferences provided herein.

(d) Surrender of Stock. On or before the Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed, unless the holder has exercised his right to convert the shares as provided in Section 3 hereof prior to the Redemption Date, shall surrender the certificate or certificates representing such shares to the Company, and thereupon the Redemption Price for such shares shall, on the Redemption Date, be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event less than all of the shares represented by such certificate are redeemed, a new certificate representing the unredeemed shares shall he issued to the holder of such shares.

(e) Termination. If on the relevant Redemption Date funds necessary for the redemption are available therefor and have been irrevocably deposited or set aside with a third party paying agent, then from and after the relevant Redemption Date, notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption have not been surrendered, the shares of Series A Preferred Stock called for redemption on such date will no longer deemed to be outstanding, dividends with respect to such shares will cease to accumulate, the holders thereof will cease to be stockholders and all rights of the holders with respect to such shares (except the right to receive the Redemption Price for such shares, without interest, upon surrender of the certificate or certificates representing such shares) will terminate. The balance of any monies deposited by the Company pursuant to this Section 4(e) remaining unclaimed at the expiration of six months following the relevant Redemption Date shall be returned to the Company, provided that the stockholder to which such monies would be payable shall be entitled, upon proof of its ownership of the Series A Preferred Stock and surrender of the certificates therefor, to receive such monies without interest from the relevant Redemption Date.

5. Voting Rights, Directors.

(a) Series A Preferred Stock. In addition to the special voting rights provided in Section 5(c), the holders of shares of Series A Preferred Stock shall be entitled to vote on all matters (other than the election of Common Directors, as defined below) on which holders of the Common Stock have the right to vote. The holders of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to the provisions of Section 3 at the record date for the determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Such votes shall be counted together with all other shares of capital stock having general voting powers and shall not be counted separately as a class. In all cases where the holders of shares of Series A Preferred Stock have the right to vote separately as a class, such holders shall be entitled to one vote for each such share of Common Stock into which each share of Preferred Stock held by them is then convertible.

(b) Fractional Votes. For the purposes or Section 5(a), fractional votes shall not be permitted. Any fractional voting rights resulting from the formulas described in Section 5(a) shell be rounded to the nearest whole number (with one-half being rounded upward).

(c) Protective Provisions.

(i) Subject to the rights of any series of Preferred Stock which may from time to time come into existence, without the consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding (voting together as a single class and on an as-converted basis), given in writing or by vote at a meeting of stockholders called for such purpose, the Company shall not, and shall not permit any of its subsidiaries to:

(A) effect any transaction described in Section 2(c)(i) or (ii);

(B) effect any disposition of assets of the Company, in any one transaction or series of transactions, whether by merger, reorganization or disposition, involving a sale price (including assumed liabilities) in excess of $1,000,000 in the aggregate other than in the ordinary course of business;

(C) take any action which would result in the liquidation, dissolution or winding up of the Company;

(D) issue any shares of Series A Preferred Stock after the Issuance Date or issue options or warrants for the purchase of equity securities of the Company other than options or warrants to acquire up to 1,000,000 shares of Common Stock issued pursuant to any stock option plan, stock purchase plan (other than the 2005 Stock Purchase Plan as provided in subsection (T) hereof) or stock bonus plan, agreement or an arrangement, or Board resolution, which is in effect from time to time, in connection with services being provided to the Company;

(E) incur any Indebtedness of the Company and its subsidiaries other than Indebtedness outstanding from time to time under arrangements in existence as of May 2, 2005, in excess of $2,000,000 (“Indebtedness” shall mean (i) all Obligations of the Company for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, and any applicable prepayment charges or premiums); (ii) any indebtedness evidenced by any note, bond, debenture, letter of credits, surety bond or other debt security; (iii) all lease obligations of the Company under leases that are capital leases in accordance with U.S. generally accepted accounting principles; (iv) any indebtedness guaranteed by the Company (including guarantees, letters of credit and guarantees by the Company of performance obligations of another); (v) any pension or similar liability; (vi) all obligations of the Company for the deferred purchase price of property or services whether contingent or absolute and including, without limitation, any earn-outs or transaction, retention or similar bonuses payable in connection therewith; (vii) any obligations with respect to the termination of any interest rate hedging or swap agreements or other derivatives; and (viii) cash overdraft positions);

(F) amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or Bylaws of the Company, whether by merger, reorganization or otherwise;

(G) increase the authorized number of shares of Series A Preferred Stock (other than by redemption or conversion);

(H) authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series A Preferred Stock with respect to redemption, voting, dividend rights or liquidation preferences, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Company having any preference or priority as to dividends, assets or other rights superior to or on a parity with any such redemption, voting, dividend rights or liquidation preferences of the Series A Preferred Stock;

(I) authorize or issue any new class of capital stock of the Company;

(J) do any act or thing which would result in taxation of the holders of Preferred Stock under Section 305 of the Internal Revenue Code;

(K) declare or pay any dividend, or redeem or repurchase any shares of capital stock of the Company, except for redemptions or repurchases (1) pursuant to Section 4 hereof; (2) pursuant to the Investor Rights Agreement or (3) of up to 1,000,000 shares of Common Stock issued pursuant to any stock option plan, stock purchase plan or stock bonus plan, agreement or arrangement that is approved by the Board of Directors, which is in effect from time to time and which authorizes such redemption or repurchase upon the termination of the services relationship giving rise to such issuance;

(L) increase or decrease the authorized number of directors of the Company; or

(M) change the way that members of the board of directors of the Company are elected pursuant to Section 5(d) hereof;

(N) enter into any agreement with any stockholder or affiliate of the Company or any of its subsidiaries without the approval of a majority of the members of the Board of Directors, including at least one Series A Director;

(O) approve the Company’s annual operating plan;

(P) make any expenditures outside of the Company’s approved annual operating plan, except for capital and other expenditures that are not in excess of 110% of such expenditures budgeted for that year;

(Q) enter into any employment agreement that creates an obligation of the Company (whether fixed, contingent or otherwise) to make payments in excess of $100,000 upon the termination of such agreement (other than employment agreements in existence as of May 2, 2003) or amend any employment agreement that creates an obligation of the Company (whether fixed, contingent or otherwise) to make payments in excess of $100,000 upon the termination of such agreement;

(R) make any change to any currently existing employment agreement or compensation arrangement unless approved by a majority of the non-management members of the board of directors;

(S) change the general business of the Company to something other than the business conducted or purposed to be conducted by the Company on the date hereof; or

(T) issue any shares of capital stock pursuant to the 2005 Stock Purchase Plan (i) in excess of 500,000 shares in any one calendar year, or (ii) at a price per share less than $3.75.

(ii) The provisions of this Section 5(c) shall expire upon the earliest of the following events (A) immediately prior to the consummation of a Qualified Public

Offering, or (B) at such time as the issued and outstanding shares of Series A Preferred Stock counted together (as appropriately adjusted for any Recapitalizations) are less than 10% of the number of such shares issued on the original issuance date of the Series A Preferred Stock.

(d) Voting for the Election of Directors. The Board of Directors shall consist of six (6) members. The members of the Board of Directors shall be elected as follows:

(i) At each annual election of directors, the holders of a majority of the Series A Preferred Stock (voting together as a single class) shall be entitled to elect two (2) directors of the Company (the “Series A Directors”);

(ii) At each annual election of directors, the holders of a majority of the Common Stock (voting together as a single class) shall be entitled to elect three (3) directors of the Company (the “Common Directors”); provided, however, that one of the three Common Directors shall be the then-current chief executive officer of the Company;

(iii) At each annual election of directors, holders of a majority of the Common Stock and the Series A Preferred Stock (voting on an as if converted basis, together as a single class), shall be entitled to elect the remaining director (the “Independent Director”).

(iv) A director may be removed, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the Series A Preferred Stock or Common Stock entitled to elect such director or directors, voting as a separate class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders; and

(v) In the case of any vacancy (other than a vacancy caused by removal) relating to any Series A Director or any Common Director, the remaining Series A Director or Common Directors, as the case may be, may appoint a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been appointed as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the Series A Preferred Stock or Common Stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of the Series A Preferred Stock or Common Stock represented at the meeting or pursuant to unanimous written consent.

6. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.

ARTICLE V

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Company.

ARTICLE VI

Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

ARTICLE VII

Meeting of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

ARTICLE VIII

A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article to further eliminate or limit the personal liability of directors then the personal liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time, or increase the liability of any director of this Company with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE IX

To the fullest extent permitted by applicable law, this Company is also authorized to provide indemnification of (and advancement of expenses to) such directors, officers and agents (and any other persons to which Delaware law permits this Company to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Company, its stockholders and others.

Any repeal or modification of any of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this Company with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

ARTICLE X

The name and address of the incorporator is:

Name:	Tonya LaBrec

Address:	50 South Sixth Street
Suite 1500
Minneapolis, MN 55402

*    *    *

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on this 2nd day of May, 2005.

/s/ Tonya LaBrec
Tonya LaBrec